UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2021

Everspin Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37900	26-2640654
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5670 W. Chandler Blvd.

Suite 100

Chandler, Arizona 85226

(Address of principal executive offices, including zip code)

(480) 347-1111

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	MRAM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2021, Everspin Technologies, Inc. (the “Company”) entered into an Executive Employment Agreement with Anuj Aggarwal, effective as July 2, 2021, and on July 19, 2021, the Company entered into an Executive Employment Agreement with Sanjeev Aggarwal, effective as of April 3, 2021 (collectively, the “Employment Agreements”).

Pursuant to the terms of his Employment Agreement, Mr. Sanjeev Aggarwal will continue his service as the Company’s Chief Technology Officer/VP Technology at a base salary of $276,000 per year. Mr. Sanjeev Aggarwal will be eligible for an annual discretionary bonus of up to 50% of his base salary, as determined by the board of directors (the “Board”) in its sole discretion based upon the Company’s and Mr. Sanjeev Aggarwal’s achievement of objectives and milestones to be determined on an annual basis by the Board in consultation with Mr. Sanjeev Aggarwal.

Pursuant to the terms of his Employment Agreement, Mr. Anuj Aggarwal will continue his service as the Company’s Interim Chief Financial Officer at a base salary of $210,000 per year. Mr. Anuj Aggarwal will be eligible for an annual discretionary bonus of up to 50% of his base salary, as determined by the Board in its sole discretion based upon the Company’s and Mr. Anuj Aggarwal’s achievement of objectives and milestones to be determined on an annual basis by the Board in consultation with Mr. Anuj Aggarwal.

According to the terms of their respective Employment Agreements, in the event the Company terminates Mr. Sanjeev Aggarwal’s or Mr. Anuj Aggarwal’s employment without Cause (as defined in the Employment Agreements) or such executive resigns for Good Reason (as defined in the Employment Agreements), then Mr. Sanjeev Aggarwal and Mr. Anuj Aggarwal, as applicable, will be entitled to the following severance benefits: (a) continuation payments over a twelve month severance period of his twelve month base salary; (b) continued coverage under COBRA with the Company paying the premiums, including coverage for eligible dependents, for up to twelve months, or until he becomes eligible for group health insurance coverage through a new employer or he ceases to be eligible for COBRA; and (c) the equity awards that would have vested in the twelve month period following his separation from service shall be deemed immediately vested and exercisable as of his last day of employment. In addition, if Mr. Sanjeev Aggarwal’s or Mr. Anuj Aggarwal’s employment is terminated without Cause or such executive resigns for Good Reason within three months prior to, or twelve months following, the effective date of certain change of control events, then the Company will accelerate the vesting of his equity awards such that twelve months accelerated vesting of the shares subject to the equity awards will vest and be immediately exercisable. These severance benefits are subject to Mr. Sanjeev Aggarwal and Mr. Anuj Aggarwal, as applicable, signing a separation agreement and release of claims.

The foregoing description of the Employment Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreements, which are attached hereto as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K and are incorporated herein by reference in their entirety.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement, effective as of April 3, 2021, between Everspin Technologies, Inc. and Sanjeev Aggarwal

10.2	Executive Employment Agreement, effective as of July 2, 2021, between Everspin Technologies, Inc. and Anuj Aggarwal

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Everspin Technologies, Inc.
Dated: July 21, 2021

	By:	/s/ Anuj Aggarwal
Anuj Aggarwal
Interim Chief Financial Officer